EXHIBIT 10.5

05 May 2011

The Directors

Yandex N.V.

Laan Copes van Cattenburch 52

2585 GB The Hague

The Netherlands

Dear Sirs,

This agreement (this “Agreement”) sets out the terms of engagement of Sberbank of Russia, an open joint stock company organised and existing under the laws of the Russian Federation, located at 19 Vavilova St., 117997 Moscow, Russia and registered with the Unified State Register of Legal Entities under number 1027700132195 (“Sberbank”), under which Sberbank will act as a financial advisor in connection with the proposed initial public offering (the “Offering”) of shares of Yandex N.V., a public company with limited liability under the laws of the Netherlands with a registered address at the address set forth above (the “Company”), on the Nasdaq Global Market.

I               ENGAGEMENT

On the terms and subject to the conditions of this Agreement, Sberbank will provide the Company with such financial and market-related advice and assistance in connection with the Offering as may be appropriate and mutually agreed upon by the Company and Sberbank.  Sberbank’s work will be performed in a professional and businesslike manner. If the Offering is postponed until after December 31, 2011, the Company shall provide Sberbank with a right of first negotiation to serve as the Company’s financial advisor in connection with a later initial public offering on the same terms and conditions as in this Agreement, which right shall expire on the earlier of (i) the closing of such later initial public offering and (ii) December 31, 2013 (the “Right of First Negotiation”).

II             COMPENSATION

In consideration for the services to be performed hereunder, the Company agrees to pay Sberbank a fixed fee of $2,500,000 (two million five hundred thousand US dollars) subject to the closing of the Offering (the “Compensation”). Sberbank and the Company agree that, based upon the Company representations made in Section III below, the Compensation is exclusive of VAT, save for situations when it is otherwise stated by the Company in writing in accordance with Section III below. If and only if the Offering closes prior to December 31, 2011, Sberbank shall be entitled to receive the Compensation in full even if this Agreement terminates earlier than the closing of the Offering.    Promptly following the closing of the Offering, the Company and Sberbank sign the Certificate of services rendered. Within five working days after the signing of the Certificate of services rendered, the Company shall pay the Compensation to Sberbank to an account designated by Sberbank in US dollars.

III            REPRESENTATIONS AND UNDERTAKINGS

The Company hereby represents to Sberbank as of the date hereof  that: (i) it does not have any representative office in Russia, (ii) it does not perform any activity which would be reasonably likely to lead to the creation of a permanent establishment in the Russian Federation, (iii) it is organized under the laws of the Netherlands, (iv) it is not registered with any Russian authorities and (v) its place of management is in the Netherlands. Unless the Company provides written notice to Sberbank that the foregoing representations are no longer true and correct, in which notice the Company also confirms its obligation to pay the VAT and other relevant taxes in connection with the payment of the Compensation, Sberbank is entitled to rely on such representations up to and including the date on which the Compensation is paid.

The Company hereby undertakes that, if due to a breach of a representation by the Company set forth in the immediately preceding paragraph, it is determined by a relevant Russian administrative or judicial authority that VAT should have been charged and payable in respect of the Compensation, the Company shall pay to Sberbank such amount of VAT promptly upon being requested to do so by Sberbank provided that Sberbank provides the Company with reasonable documentary evidence of the determination that VAT was payable.

IV            INDEMNITY

The Company agrees to indemnify and hold harmless Sberbank from and against any and all losses, claims, demands, damages, costs, charges, expenses, penalties, judgments, disbursements, amounts paid in settlement with the consent of the Company or liabilities (or actions, litigation, proceedings or investigations in respect thereof) based upon, in any way relating to or arising out of the Offering or the services of Sberbank contemplated under this Agreement (“Claims”).  The Company shall not be responsible to indemnify Sberbank in relation to a Claim if such Claim is found in a final judgment by a court of competent jurisdiction (against which no appeal is or can be made) to have resulted solely from the bad faith, wilful misconduct or negligence of Sberbank.

V             EXPENSES

Sberbank agrees that it shall pay all of its own expenses in connection with its services provided under this Agreement, including any travel, accommodation, legal, accounting and other out-of-pocket expenses which are incurred in connection with its services provided hereunder.

VI            CONFIDENTIALITY

Sberbank and the Company agree that any exchange of information pursuant to this Agreement or in connection with Sberbank’s role hereunder shall be governed by and subject to the terms of the Confidentiality Agreement dated February 14, 2011 between Sberbank and the Company (the “Confidentiality Agreement”).

VII          TERMINATION

This Agreement shall remain in force from the date hereof to the earlier of (i) the closing of the Offering and (ii) December 31, 2011.  If the Offering closes prior to December 31, 2011, Sberbank shall be entitled to receive the Compensation in full even if this Agreement terminates earlier than the closing of the Offering. The Right of First Negotiation set out in Section I and Sections II, III, IV and VI of this Agreement shall survive termination.

VIII         OTHER ENGAGEMENTS

During the term of this Agreement, Sberbank shall not be engaged in any transaction that in the reasonable view of the Company constitutes a conflict of interest with respect to the proposed Offering without the prior written consent of the Company.

IX            GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England and Wales without regard to the conflicts of laws provisions thereof.  Any dispute, controversy or claim arising out of or relating to this Agreement or the execution, breach, termination or invalidity hereof shall be referred to and finally resolved by arbitration the LCIA Rules (which rules are deemed incorporated herein) before three arbitrators appointed in accordance with such rules. The seat of arbitration shall be London, England and the language of the arbitration shall be English. The arbitrators shall have the power to render declaratory judgments and to issue injunctive orders, as well as to award reasonable attorneys’ fees and costs to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

X             MISCELLANEOUS

This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument.  This Agreement is executed in the English and Russian languages. In case of any discrepancy between the English and Russian versions of this Agreement, the English version shall prevail. This Agreement, together with the Confidentiality Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto.  The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company and Sberbank.

Please confirm that the foregoing is in accordance with your understanding by signing this Agreement and returning a copy to Nikolai Nazarov at Sberbank.

Schedule A hereto sets forth the account details of Sberbank and the Company.

Yours faithfully,

For SBERBANK

/S/ EVGENY SIDORENKO

Name: Evgeny Sidorenko

Title:	Managing Director
Deputy Head of Corporate Finance Department

For the COMPANY

/S/ JAN ARIE DE JONG

Name: Jan Arie de Jong

Title: Proxyholder